Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Russell J. Grimes
President and Chief Executive Officer
(410) 795-1900

CARROLL BANCORP, INC. OFFERING PERIOD ENDS AND CARROLL COMMUNITY

BANK RECEIVES MEMBER APPROVAL OF THE PLAN OF CONVERSION

Sykesville, Maryland – September 26, 2011 – Carroll Bancorp, Inc. announced today that its offering of common stock conducted pursuant to the plan of conversion for Carroll Community Bank has expired. Shares of common stock were offered to eligible depositors and borrowers of Carroll Community Bank and to members of the public in the subscription and community offerings, respectively. Carroll Bancorp, Inc. received subscriptions for an aggregate of approximately $3.6 million in the offering, including shares of common stock subscribed for by the Carroll Community Bank employee stock ownership plan.

In addition, at a special meeting held on September 21, 2011, the members (depositors and borrowers) of Carroll Community Bank approved the plan of conversion pursuant to which Carroll Community Bank will convert from a state-chartered mutual (meaning no stockholders) savings bank to a state-chartered commercial bank, a stock form of organization, and Carroll Bancorp, Inc. will become the holding company for Carroll Community Bank.

The conversion and offering are expected to be consummated in October 2011, subject to final regulatory approvals and the satisfaction of customary closing conditions.

Carroll Community Bank is a Maryland state-chartered savings bank headquartered in Sykesville, Maryland that was originally founded in 1870. Carroll Community Bank provides financial services to individuals, families and businesses through its two full service banking offices located in Carroll County, Maryland.

The statement in this release regarding the expected consummation of the offering and conversion constitutes a “forward looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, receipt of required regulatory approvals, general economic and market conditions, legislative and regulatory conditions, and other economic, governmental, competitive, regulatory and technological factors that may affect Carroll Bancorp, Inc.’s and Carroll Community Bank’s operations.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. Any such offer will be made only by means of the written prospectus forming part of the registration statement on file with the U.S. Securities and Exchange Commission (and, in the case of the subscription offering, an accompanying stock order form).

The shares of the common stock sold in the offering are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.